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                                                                      EXHIBIT 11


             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATION
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           ------------------
                                                            1998        1997
                                                           ------      ------
     The weighted average number of shares of
       Common Stock were as follows.....................   90,000      90,000
                                                           ======      ======


Income used in the computation of earnings per share were as follows:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           ------------------
                                                            1998        1997
                                                           ------      ------
     Net Earnings........................................  $5,294      $8,578

     Dividends paid on preferred stocks..................    (130)       (130)
                                                           ------      ------

     Income used in per share computation of earnings....  $5,164      $8,448
                                                           ======      ======

     Basic and fully dilutive earnings per share.........  $ 0.06      $ 0.09
                                                           ======      ======